STATE STREET BANK AND TRUST COMPANY

                             CUSTODIAN FEE SCHEDULE

                            FLAGSHIP ADMIRAL SERIES

                          Flagship Utility Income Fund
                     Flagship Government Limited Term Fund
                     Flagship Government Intermediate Fund

_______________________________________________________________________________

I.   Administration
     --------------

     Custody, Portfolio and Fund Accounting Services - Maintain custody of fund assets. Settle portfolio purchases and sales. Report buy and sell fails. Determine and collect portfolio income. Make cash disbursements and report cash transactions. Maintain investment ledgers, provide selected portfolio transactions, position and income reports. Prepare daily trial balance. Calculate net asset value daily. Provide selected general ledger reports. Securities yield or market value quotations will be provided to State Street by the fund.

     The administration fee shown below is annual charge, billed and payable monthly, based on average monthly net assets.

                           ANNUAL FEES PER PORTFOLIO
                           -------------------------

                                                             Custody, Portfolio
Fund Net Assets                                              and Fund Accounting
---------------                                              -------------------

First $50 Million                                            1/15 of 1%
Next $100 Million                                            1/30 of 1%
Excess                                                       1/100 of 1%

Minimum Monthly Charges
      Portfolios Under $30 Million                           $3,000
      Portfolios Over $30 Million                            $3,500

II.   Portfolio Transactions - For each line item processed
      -----------------------------------------------------

      State Stree Bank Repos                                 $ 7.00

      Fed Book Entry                                         $12.00

      Maturity Collections                                   $ 8.00

      All other trades                                       $20.00

III.  Options
      -------

      Option charge for each option written or
      closing contract, per issue, per broker                $25.00

      Option expiration charge, per issue, per broker        $15.00

      Option exercised charge, per issue, per broker         $15.00

IV.   Lending of Securities
      ---------------------

      Deliver loaned securities verse cash collateral        $20.00

      Deliver loaned securities versus securities collateral $30.00

      Receive/deliver additional cash collateral             $ 6.00

      Substitutions of securities collateral                 $30.00

      Deliver cash collateral versus receipt of loaned
      securities                                             $25.00

      Loan administration - mark to market per day, per loan $ 3.00

V.    Interest Rate Futures
      ---------------------

      Transaction - no security movement                     $10.00

VI.   Coupon Bonds
      ------------

      Monitoring for calls and processing coupons -
      for each coupon issue held - monthly charge            $ 5.00

      For billing purposes, the monthly quote charge will be based on the average number of positions in the portfolio at month end.

VII.  Holding Charge
      --------------

      For each issue maintained monthly charge               $ 3.75

VIII. Principal Reduction Payments
      ----------------------------

      Per paydown                                            $10.00

IX.   Earnings Credit
      ---------------

      An earning credit will be applied toward custodian balances held on deposit with state Street Bank and Trust Company. The earnings credit will be based on 80% of the daily effective Federal Funds rate on the first business day of the month and will be applied against the above custodian fees. The earnings credit will be cumulative to offset month to month custodian fees, however, may not be carried over the calendar year end (December 31).

XI.   Special Services
      ----------------

      Fees for activities of a non-recurring nature such as fund consolidations or reorganizations, extraordinary security shipments and the preparation of special reports will be subject to negotiation. Fees for tax accounting recordkeeping for options, financial futures, and other special items will be negotiated separately.

XII.  Out-of-Pocket Expenses
      ----------------------

      A billing for the recovery of applicable out-of-pocket expenses will be made as of the end of each month. Out-of-pocket expenses include, but are not limited to the following:

            Telephone
            Wire Charges ($3.85 per wire and $3.70 out)
            Postage and Insurance
            Courier Service
            Duplicating
            Legal Fees
            Supplies Related to Fund records
            Rush Transfer - $8.00 Each
            Sub-custodian Charges
            Price Waterhouse Audit Letter
            Federal Reserve Fee for Return Check items over $2,500 - $4.25 GNMA Transfer - $15 each
            Affirmations - $1.00

XIII. Payment
      -------

      The above fees will be charged against the fund's custodian checking account five (5) days after the invoice is mailed to the fund's offices.

FLAGSHIP UTILITY INCOME FUND                    STATE STREET BANK AND TRUST CO.
FLAGSHIP GOVERNMENT LIMITED TERM FUND
FLAGSHIP GOVERNMENT INTERMEDIATE FUND

By:  /s/ Michael D. Kalbfleisch                 By: /s/ M.L. Summers
   ----------------------------                    ----------------------------

Title: Treasurer                                Title: Vice President
      -------------------------                       -------------------------

Date: 3/30/95                                   Date: 4/12/95
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